                                           Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-105242


           Prospectus Supplement to the Prospectus dated May 21, 2003 and the Prospectus Supplement dated May 21, 2003--No. 310

                         THE GOLDMAN SACHS GROUP, INC.
[GOLDMAN SACHS LOGO]      Medium-Term Notes, Series B
                            ------------------------
                                $19,735,707.635

                          Basket-Linked Notes due 2004
                     (Linked to a Basket of Thirty Stocks)
                            ------------------------

    The amount we will pay on the notes at stated maturity will be linked to the performance of a basket composed of the following 30 common stocks. The initial relative weightings of the basket stocks are set forth below and total 100%. The initial number of shares of each stock in the basket will be set on the trade date based on those weightings and the prices of the basket stocks.

                                         INITIAL
BASKET STOCK (TICKER)                    WEIGHT
------------------------------------------------
Altria Group, Inc. (MO)................  4.00%
Ameren Corporation (AEE)...............  4.00%
American Electric Power Company Inc.
 (AEP).................................  4.00%
AmSouth Bancorporation (ASO)...........  3.50%
Bank of America Corporation (BAC)......  2.50%
Baxter International Inc. (BAX)........  2.50%
Caterpillar Inc. (CAT).................  2.50%
ChevronTexaco Corporation (CVX)........  3.50%
Comerica Incorporated (CMA)............  4.00%
ConocoPhillips (COP)...................  3.50%

------------------------------------------------
                                         INITIAL
BASKET STOCK (TICKER)                    WEIGHT
Delphi Corporation (DPH)...............  3.50%
Exxon Mobil Corporation (XOM)..........  2.50%
FleetBoston Financial Corporation
 (FBF).................................  4.00%
General Electric Company (GE)..........  2.50%
H. J. Heinz Company (HNZ)..............  3.50%
International Business Machines
 Corporation (IBM).....................  2.50%
J.P. Morgan Chase & Co. (JPM)..........  3.50%
Keycorp (KEY)..........................  4.00%
Merck & Co., Inc. (MRK)................  2.50%
Microsoft Corporation (MSFT)...........  2.50%

------------------------------------------------
                                         INITIAL
BASKET STOCK (TICKER)                    WEIGHT
Newell Rubbermaid Inc. (NWL)...........  3.50%
NiSource Inc. (NI).....................  4.00%
Pfizer Inc. (PFE)......................  2.50%
Pitney Bowes Inc. (PBI)................  3.50%
Sara Lee Corporation (SLE).............  3.50%
SBC Communications Inc. (SBC)..........  4.00%
Sears, Roebuck and Co. (S).............  2.50%
The Dow Chemical Company (DOW).........  4.00%
Verizon Communications Inc. (VZ).......  3.50%
Xcel Energy Inc. (XEL).................  4.00%

    The notes will mature on August 2, 2004, unless extended due to market disruption or non-business days. We will not pay interest on the notes prior to maturity. On the stated maturity date, we will make a cash payment on your note that will consist of the sum of two amounts:

    - A variable amount that is based on the performance of the basket and will equal the outstanding face amount of your note ($9.835 per note) times the basket return. The basket return will be calculated as follows:

            -- First, we will calculate the final basket level, by multiplying, for each basket stock, the closing price of the basket stock on the determination date shortly before maturity by the number of shares of that basket stock in the basket (subject to anti-dilution adjustment). We will then add these results together for all of the basket stocks to get the final basket level.

            -- Then we will divide the final basket level by $19,735,707.635, the initial basket level, to get a percentage, which we call the basket return.

            As a result, if some of the basket stocks perform poorly and the final basket level is less than the initial basket level, the variable amount may be substantially less than the face amount of your note.

    - A fixed amount equal to the outstanding face amount of your note times a fixed percentage of 3.65%.

            The fixed amount will be paid in lieu of dividends you would receive if you invested directly in the basket stocks, and may be higher or lower than the actual dividend yield on the basket stocks.

    YOU COULD LOSE VIRTUALLY YOUR ENTIRE INVESTMENT IN THE NOTES. THE NOTES ARE EXPOSED TO THE FULL DOWNSIDE PRICE RISK OF THE BASKET STOCKS, AND ANY NEGATIVE RETURN ON ANY BASKET STOCK WILL REDUCE THE PAYMENT YOU WILL RECEIVE AT THE STATED MATURITY.

    Because we have provided only a brief summary of the terms of the notes above, you should read the detailed description of the terms found in "Summary Information" on page S-2 and "Specific Terms of Your Note" on page S-13.

    YOUR INVESTMENT IN THE NOTES INVOLVES SIGNIFICANT RISKS AND WE ENCOURAGE YOU TO READ "ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE" ON PAGE S-8 SO THAT YOU MAY BETTER UNDERSTAND THOSE RISKS.

ORIGINAL ISSUE DATE (SETTLEMENT DATE): July 31, 2003
ORIGINAL ISSUE PRICE: $10 per note                     FACE AMOUNT: $9.835 per note
UNDERWRITING DISCOUNT: $0.165 per note                 NET PROCEEDS TO THE GOLDMAN SACHS GROUP, INC.: $9.835 per note

    BECAUSE THE FACE AMOUNT OF EACH NOTE WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE, INVESTORS ARE EFFECTIVELY PAYING THE COST OF THE UNDERWRITING DISCOUNT.
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.
                              GOLDMAN, SACHS & CO.
ADVEST, INC.                                          U.S. BANCORP PIPER JAFFRAY
                            ------------------------
                   Prospectus Supplement dated July 25, 2003.

                              SUMMARY INFORMATION

     We refer to the notes we are offering by this prospectus supplement as the "offered notes" or the "notes". Each of the offered notes, including your note, has the terms described below and under "Specific Terms of Your Note" on page S-13. Please note that in this prospectus supplement, references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the "accompanying prospectus" mean the accompanying Prospectus, dated May 21, 2003, as supplemented by the accompanying Prospectus Supplement, dated May 21, 2003, of The Goldman Sachs Group, Inc.

                                   KEY TERMS

ISSUER:  The Goldman Sachs Group, Inc.

BASKET: the common stocks of Altria Group, Inc., Ameren Corporation, American Electric Power Company Inc., AmSouth Bancorporation, Bank of America Corporation, Baxter International Inc., Caterpillar Inc., ChevronTexaco Corporation, Comerica Incorporated, ConocoPhillips, Delphi Corporation, Exxon Mobil Corporation, FleetBoston Financial Corporation, General Electric Company,
H. J. Heinz Company, International Business Machines Corporation, J.P. Morgan Chase & Co., Keycorp, Merck & Co., Inc., Microsoft Corporation, Newell Rubbermaid Inc., NiSource Inc., Pfizer Inc., Pitney Bowes Inc., Sara Lee Corporation, SBC Communications Inc., Sears, Roebuck and Co., The Dow Chemical Company, Verizon Communications Inc. and Xcel Energy Inc., with each stock having a relative weighting on the trade date as described on the cover page

REFERENCE AMOUNT: the number of shares of a basket stock in the basket. The initial reference amount of each basket stock is indicated on page S-15 below and will be subject to anti-dilution adjustments as described under "Specific Terms of Your Note -- Anti-Dilution Adjustments" on page S-17 below

FACE AMOUNT: each note will have a face amount equal to $9.835; $19,735,707.635 in the aggregate for all the offered notes

ORIGINAL ISSUE PRICE:  $10 per note

TRADE DATE:  July 25, 2003

ORIGINAL ISSUE DATE (SETTLEMENT DATE):  July 31, 2003

DETERMINATION DATE: the fifth business day prior to August 2, 2004, unless extended for up to five business days due to market disruption

STATED MATURITY DATE: August 2, 2004, unless extended for up to six business days due to market disruption or non-business days

NO INTEREST:  the notes will not bear interest prior to the stated maturity date

PAYMENT AMOUNT: on the stated maturity date, we will pay the holder of each note an amount in cash equal to the sum of:

     - the outstanding face amount of the note multiplied by the basket return; and

     - the outstanding face amount of the note multiplied by the fixed basket percentage

BASKET RETURN:  the final basket level divided by the initial basket level

FINAL BASKET LEVEL: the sum of the products, for each basket stock, of (i) the closing price of the relevant stock in its principal market on the determination date and (ii) the relevant stock's reference amount

INITIAL BASKET LEVEL: $19,735,707.635 in the aggregate or $9.835 per note. This number will equal the face amount of notes issued on the original issue date

FIXED BASKET PERCENTAGE:  3.65%

LISTING: we have applied for listing of the offered notes on the American Stock Exchange under ticker symbol "GDX"; we expect the listing to occur on the original issue date

NET PROCEEDS TO THE GOLDMAN SACHS GROUP, INC.: $9.835 for each note sold in the offering; this amount equals 100% of the face amount and 98.35% of the original issue price of each note sold

BUSINESS DAY:  as described on page S-22

CALCULATION AGENT:  Goldman, Sachs & Co.

CUSIP NO.:  38141G112

                                      Q&A

HOW DO THE NOTES WORK?

     The basket-linked notes will have a stated maturity date slightly greater than one year after the original issue date, although the maturity may be extended up to six business days due to market disruption or non-business days. The amount that you will be paid on your note at the stated maturity will consist of two elements:

     - A variable amount that is based on the performance of the basket. This variable amount will equal the outstanding face amount of your note times the basket return; plus

     - A fixed amount that will equal the outstanding face amount of your note times the fixed basket percentage.

     The basket return will be calculated as follows:

          First, we will calculate the final basket level, by multiplying, for each basket stock, the closing price of the basket stock on the determination date (which will be shortly before the stated maturity) by the number of shares of that basket stock in the basket (subject to anti-dilution adjustment). We will then add these results together for all of the basket stocks to get the final basket level.

          Second, we will divide the final basket level by $19,735,707.635, the initial basket level, to get a percentage, which we call the basket return.

     The fixed basket percentage will be 3.65%. The fixed amount will be paid in lieu of dividends you would receive if you had you invested directly in the basket stocks and the fixed basket percentage will not be adjusted. The actual dividend yield on the basket stocks, in prior periods or during the life of the notes, may be higher or lower than the fixed basket percentage.

     Virtually the entire amount of your investment in the notes will be at risk if the level of the basket declines during the life of the notes. Except for the fixed amount described in the second bullet above, which you will receive in any event, the amount you receive on your notes will depend on the level of the basket on the determination date. If that level declines over the life of the notes, the amount you receive at maturity could be substantially below the face amount of your note. Based on the fixed basket percentage of 3.65%, you may lose up to 96.35% of the face amount of your notes (or up to 96.41% of your total investment in the notes, based on the original issue price you pay).

     The notes will bear no interest and no other payments will be made prior to the stated maturity. See "Additional Risk Factors Specific to Your Note" on page S-8.

WHO SHOULD OR SHOULD NOT CONSIDER AN INVESTMENT IN THE NOTES?

     We have designed the basket-linked notes for investors who want to participate in the potential increase in the basket level, while having their investment subject to the risk of a decline in the basket level. Because your notes will be fully exposed to any potential decline in the basket level over the term of the notes, you should only consider purchasing the notes if you are willing to accept the risk of loss of substantially the entire amount of your investment.

     In addition, even if the amount payable on your note on the stated maturity date equals or exceeds the original issue price, the over-all return you earn on your note may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. The over-all return you earn on your note may also be less than you would have earned by investing in the basket stocks directly, since the amount of dividends actually paid on those stocks by the basket stock issuers during the life of the notes may exceed the fixed amount included in the payment you receive on your note. See "Additional Risk Factors Specific to Your Note -- Your Note Does Not Bear Interest" on page S-8 below. The tax treatment of a direct investment in the basket stocks may be more favorable than that of your note. See "Additional Risk Factors Specific to Your Note -- The Tax Consequences of an Investment in Your Note Are Uncertain" on page S-12 below.

WHAT WILL I RECEIVE AT THE STATED MATURITY OF THE NOTES?

     The payment amount for each note outstanding on the stated maturity date will be an amount in cash equal to the sum of:

     - the outstanding face amount of the note multiplied by the basket return; and

     - the outstanding face amount of the note multiplied by the fixed basket percentage.

     The basket return is the final basket level divided by the initial basket level.

     The final basket level is linked to the performance of the basket and will be the sum of the products for each basket stock of (i) the closing price of the relevant stock in its principal market on the determination date and (ii) the relevant stock's reference amount. The initial reference amount of each basket stock is indicated on page S-15 below and will be subject to anti-dilution adjustments as described under "Specific Terms of Your Note -- Anti-Dilution Adjustments" on page S-17 below

     The initial basket level is $19,735,707.635, in the aggregate, or $9.835 per note.

     The fixed basket percentage will be 3.65%.

     The calculation agent will determine the basket return and the final basket level on the determination date, subject to the procedures described under "Specific Terms of Your Note -- Consequences of a Market Disruption Event" on page S-16. The calculation agent will be Goldman, Sachs & Co., our affiliate, and will be entitled to make all determinations regarding the notes in its sole discretion.

WHAT WILL I RECEIVE IF I SELL THE NOTE PRIOR TO THE STATED MATURITY?

     If you sell your note prior to the stated maturity date, you will receive the market price for your note. The market price for your note may be influenced by many factors, such as interest rates and the market value of the basket stocks. Depending on the impact of these factors, you may receive significantly less than the face amount of your note in any sale of your note before the stated maturity date. For more details, see "Additional Risk Factors Specific to Your Note -- The Market Price of Your Note May Be Influenced by Many Unpredictable Factors" on page S-9 below. Also, even if you sold your note for an amount equal to the face amount, you would receive less than the amount of your initial investment, since the face amount of each note is 1.65% less than the original issue price for the notes.

HYPOTHETICAL EXAMPLES

     The table below shows the hypothetical payment amounts that we would deliver on the stated maturity date in exchange for each $9.835 of the outstanding face amount of your note, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown in the left column. The table also shows the total return on the face amount of $9.835 per note as well as the total return on the original issue price of $10 per note.

     We have assumed that the notes are purchased on the original issue date and held to the stated maturity date. If you sell your note prior to the stated maturity date, your return will depend on the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the examples shown below. For a discussion of some of these factors, see "Additional Risk Factors Specific to Your Note" below.

     The examples below are based on a range of basket returns that are entirely hypothetical; no one can predict the final basket level. The basket stocks have been highly volatile -- meaning that the prices of the basket stocks have changed substantially in relatively short periods -- in the past, and their future performance cannot be predicted.

     We have set the fixed basket percentage at 3.65% and it will not change. Thus, the fixed basket percentage may be higher or lower than, and may bear little relation to, the actual dividend yield on the basket stocks, in the past or during the life of the notes.

     For these reasons, the actual performance of the basket over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below and cannot be predicted.

     For more detail about hypothetical returns on your note, please see the following examples and "Hypothetical Returns on Your Note" on page S-25.

THE FOLLOWING TABLE REPRESENTS THE HYPOTHETICAL PRE-TAX RETURNS FOR A NOTE IF THE NOTE IS HELD TO THE STATED MATURITY DATE, AND THE FIXED BASKET PERCENTAGE IS 3.65%.

                          PAYMENT AMOUNT AT
 BASKET RETURN (FINAL    STATED MATURITY PER   TOTAL RETURN PER   TOTAL RETURN PER
BASKET LEVEL AS A % OF       $9.835 FACE         $9.835 FACE        $10 ORIGINAL
INITIAL BASKET LEVEL)          AMOUNT               AMOUNT          ISSUE PRICE
----------------------   -------------------   ----------------   ----------------
         140%                   $14.12                43.7%              41.3%
         130%                   $13.14                33.7%              31.4%
         120%                   $12.16                23.7%              21.6%
         110%                   $11.17                13.7%              11.8%
         100%                   $10.19                 3.7%               1.9%
          90%                   $ 9.21                -6.4%              -7.9%
          80%                   $ 8.22               -16.4%             -17.7%
          70%                   $ 7.24               -26.4%             -27.6%
          60%                   $ 6.26               -36.4%             -37.4%
          50%                   $ 5.28               -46.4%             -47.2%
          40%                   $ 4.29               -56.4%             -57.1%
          30%                   $ 3.31               -66.4%             -66.9%
          20%                   $ 2.33               -76.4%             -76.7%
          10%                   $ 1.34               -86.4%             -86.6%
           0%                   $ 0.36              -96.35%            -96.41%

     The values in the first column of the table represent hypothetical basket returns expressed as the final basket level divided by the initial basket level, which we have set at $19,735,707.635 (the aggregate face amount of all notes). The amounts in the second column represent the hypothetical payment amounts, based on the corresponding hypothetical basket return and the fixed basket percentage of 3.65% and are determined by adding (1) the outstanding face amount times the hypothetical basket return and (2) the outstanding face amount times the fixed basket percentage. The last two columns are the total returns expressed as percentages of the face amount and the original issue price of a note, respectively.

WHAT ABOUT TAXES?

     The U.S. federal income tax consequences of an investment in your note are uncertain, both as to the timing and character of any inclusion in income in respect of your note. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in "Supplemental Discussion of Federal Income Tax Consequences" on page S-28.

     Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your note for all purposes as a cash-settled pre-paid forward contract under which you will be entitled to receive a variable amount equal to the fair market value of the basket at the stated maturity date, plus a fixed amount. If your note is so treated, you will generally recognize capital gain or loss upon the sale or maturity of your note in an amount equal to the difference between the amount you receive upon the sale of your note or on the stated maturity date and the amount you paid for your note. Such gain or loss generally would be long-term capital gain or loss if you held your note for more than one year.

     However, there is a possibility that the Internal Revenue Service would seek to treat a portion of the gain attributable to the fixed component of the payment amount as ordinary income. See "Supplemental Discussion of Federal Income Tax Consequences" on page S-28 below.

                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

An investment in your note is subject to the risks described below, as well as the risks described under "Considerations Relating to Indexed Securities" in the accompanying prospectus dated May 21, 2003. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the basket stocks, i.e., the stocks comprising the basket to which your note is linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

THE PRINCIPAL OF YOUR NOTE IS NOT PROTECTED

     The principal of your note is not protected. Virtually the entire amount of your investment in the notes will be at risk and will decline if the level of the basket declines during the life of the notes. Except for a small fixed component, our cash payment to you on the stated maturity date will depend primarily on the level of the basket on the determination date. If that level declines, the amount we will pay you at stated maturity could be substantially below the face amount of your note. Based on the fixed basket percentage of 3.65%, you may lose up to 96.35% of the face amount of your notes (or up to 96.41% of your total investment in the notes, based on the original issue price you pay).

THE PURCHASE PRICE YOU PAY FOR YOUR NOTE IS HIGHER THAN THE FACE AMOUNT YOU RECEIVE

     Because the face amount of each note -- $9.835 -- will be lower than its original issue price -- $10.00 -- investors in the notes are effectively paying the cost of the underwriting discount. The payment amount on your note at maturity will be calculated based on the face amount of your note, not on the purchase price you have paid for your note. As a result, the return on your actual investment in a note will be lower than the return on its face amount, as demonstrated under "Hypothetical Returns on Your Note" below.

YOUR RETURN ON YOUR NOTE WILL NOT REFLECT THE RETURN ON THE BASKET STOCKS

     The calculation agent will calculate the final basket level by reference to the closing prices of the basket stocks on the determination date without taking account of the value of dividends actually paid on those stocks by their issuers. The fixed amount that will be included in the amount we pay on the notes at the stated maturity will instead be based on the fixed basket percentage, which we have set at 3.65% and will not adjust. Consequently, the fixed amount you receive at the stated maturity may be lower than the value of dividends actually paid on the basket stocks by their issuers during the life of the notes. As a result, the return on your note will not reflect the return you would realize if you actually owned the basket stocks and received the dividends paid on those stocks.

YOUR NOTE DOES NOT BEAR INTEREST

     You will not receive any interest payments on your note. Even if the amount payable on your note on the stated maturity date exceeds the face amount of your note or even the original issue price of your note, the over-all return you earn on your note may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

THE MARKET PRICE OF YOUR NOTE MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS

     The following factors, many of which are beyond our control, will influence the value of your note:

     - the basket level, which depends on the market values of the basket stocks;

        -- As indicated under "Annex A: The Basket -- Information about Basket
           Stock Issuers and Historical Trading Price Information", the market prices of the basket stocks have fluctuated during recent periods. It is impossible to predict whether the basket level will rise or fall over any given period of time;

        -- In addition, we cannot predict that future changes to the market prices of the basket stocks will be correlated as in the past;

     - the dividend rates on the basket stocks;

     - economic, financial, regulatory, political, military and other events that affect stock markets generally and the respective market segments of which the basket stocks are a part, and which may affect the level of the basket;

     - interest and yield rates in the market;

     - the time remaining until your note matures; and

     - our creditworthiness.

These factors will influence the price you will receive if you sell your note prior to maturity. If you sell your note prior to maturity, you may receive less than the outstanding face amount of your note. You cannot predict the future performance of the basket or any basket stock based on its historical performance.

THE LOWER PERFORMANCE OF ONE OR MORE OF THE BASKET STOCKS MAY OFFSET AN INCREASE IN THE OTHER BASKET STOCKS

     The basket is comprised of thirty different basket stocks. Declines in the market price of one or more basket stocks may offset increases in the market prices of the other basket stocks. As a result, the return on the basket -- and thus on your note, excluding the fixed component -- may be reduced or even eliminated, even if the market prices of some of the basket stocks increase.

IF THE LEVEL OF THE BASKET CHANGES, THE MARKET VALUE OF YOUR NOTE MAY NOT CHANGE IN THE SAME MANNER

     Your note may trade differently from the basket. Changes in the level of the basket may not result in a comparable change in the market value of your note. We discuss some of the reasons for this disparity under "-- The Market Price of Your Note May Be Influenced by Many Unpredictable Factors" above.

YOU HAVE NO SHAREHOLDER RIGHTS OR RIGHTS TO RECEIVE ANY STOCK

     Investing in your note will not make you a holder of any of the basket stocks. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the basket stocks. Your note will be paid in cash, and you will have no right to receive delivery of any basket stocks.

TRADING AND OTHER TRANSACTIONS BY GOLDMAN SACHS IN THE BASKET STOCKS MAY IMPAIR THE VALUE OF YOUR NOTE

     As we describe under "Use of Proceeds and Hedging" below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged our obligations under the offered notes by purchasing the basket stocks. We expect to adjust the hedge by, among other things, purchasing or selling one or more of the basket stocks, and perhaps listed or over-the-counter options, futures or other instruments linked to one or more of the basket stocks, at any time and from time to time. In the future, we also expect to unwind the hedge by selling the basket stocks, and selling any other security we may purchase as described above, on or before the determination date. We may also enter into, adjust and unwind hedging transactions relating to other notes whose returns are linked to one or more of the basket stocks. Any of these hedging activities may adversely affect the basket level -- directly or indirectly by affecting the market prices of the basket stocks -- and, therefore, the value of your note. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See "Use of Proceeds and Hedging" below for a further discussion of securities transactions in which we or one or more of our affiliates may engage.

     In addition, Goldman, Sachs & Co. and our other affiliates may engage in trading in one or more of the basket stocks, or in instruments whose returns are linked to one or more of those stocks, for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the basket level -- directly or indirectly by affecting the price of the basket stocks -- and, therefore, the value of your note. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to the value of one or more of the basket stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of your note.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND US

     As we have noted above, Goldman, Sachs & Co. and our other affiliates have engaged in, and expect to engage in, trading activities related to the basket stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the basket, could be adverse to your interests as a beneficial owner of your note.

     Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the basket stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and in the future expect to publish research reports with respect to many of the issuers of the basket stocks. Any of these activities by any of our affiliates may affect the level of the basket and, therefore, the value of your note.

AS CALCULATION AGENT, GOLDMAN, SACHS & CO. WILL HAVE THE AUTHORITY TO MAKE DETERMINATIONS THAT COULD AFFECT THE MARKET VALUE OF YOUR NOTE, WHEN YOUR NOTE MATURES AND THE AMOUNT YOU RECEIVE AT MATURITY

     As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining the closing prices of the basket stocks on the determination date, which we will use to determine how much cash we must pay on the stated maturity date; determining whether to postpone the stated maturity date because of a market disruption event; and determining whether and how to make anti-dilution adjustments to the reference amounts. See "Specific Terms of Your Note" below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under "-- Our Business Activities May Create Conflicts of Interest Between You and Us" above. We may change the calculation agent at any time without notice to you, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days' written notice to Goldman Sachs.

THERE IS NO AFFILIATION BETWEEN THE BASKET STOCK ISSUERS AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE BASKET STOCK ISSUERS

     Goldman Sachs is not affiliated with the issuers of the basket stocks. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the basket stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or completeness of any publicly available information about the basket stock issuers. You, as an investor in your note, should make your own investigation into the basket stock issuers.

     The basket stock issuers are not involved in this offering of the notes in any way and none of them have any obligation of any sort with respect to your note. Thus, the basket stock issuers have no obligation to take your interests into consideration for any reason, including taking any corporate actions that might affect the value of your note.

YOUR NOTE MAY NOT HAVE AN ACTIVE TRADING MARKET

     Although we have applied to have your note listed on the American Stock Exchange on the original issue date, there is no guarantee that we will be able to list your note. Even if your note is listed there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

YOU HAVE LIMITED ANTI-DILUTION PROTECTION

     Goldman, Sachs & Co., as calculation agent for your note, will adjust the applicable reference amount of each basket stock -- i.e., the amount of the basket stock included in the basket -- for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect a basket stock issuer's capital structure, but only in the situations we describe in "Specific Terms of Your Note -- Anti-dilution Adjustments". The reference amounts are described under "Specific Terms of Your Note -- The Basket" below. The calculation agent is not required to make an adjustment for every corporate event that may affect the basket stocks. For example, the calculation agent will not adjust a reference amount for events such as an offering of a basket stock for cash by the basket stock issuer, a tender or exchange offer for a basket stock at a premium to its then-current market price by the basket stock issuer or a tender or exchange offer for less than all of an outstanding basket stock by a third party. Those events or other actions by a basket stock issuer or a third party may nevertheless adversely affect the market price of a basket stock and, therefore, adversely affect the value of your note. A basket stock issuer or a third party could make an offering or a tender or exchange offer, or a basket stock issuer could take any other action, that adversely affects the value of that basket stock and your note but does not result in an anti-dilution adjustment for your benefit.

WE CAN POSTPONE THE STATED MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS

     If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more than six business days. Thus, you may not receive the payment that we are obligated to make on the stated maturity date until several days after the originally scheduled due date.

     Moreover, if the closing prices of any basket stocks are not available on the determination date because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the closing prices of the basket stocks at that time.

CERTAIN CONSIDERATIONS FOR INSURANCE COMPANIES AND EMPLOYEE BENEFIT PLANS

     Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a "prohibited transaction" under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under "Employee Retirement Income Security Act" below.

THE TAX CONSEQUENCES OF AN INVESTMENT IN YOUR NOTE ARE UNCERTAIN

     The tax consequences of an investment in your note are uncertain, both as to the timing and character of any inclusion in income in respect of your note, and the tax treatment of a direct investment in the basket stocks may be more favorable than that of your note. We discuss these matters under "Supplemental Discussion of Federal Income Tax Consequences" below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances.

                          SPECIFIC TERMS OF YOUR NOTE

Please note that in this section entitled "Specific Terms of Your Note", references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to "Goldman Sachs" mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries. References to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus, under "Legal Ownership and Book-Entry Issuance". Also, references to the "accompanying prospectus" mean the accompanying Prospectus dated May 21, 2003, as supplemented by the accompanying Prospectus Supplement dated May 21, 2003, of The Goldman Sachs Group, Inc.

     We refer to the notes we are offering by this prospectus supplement as the "offered notes" or the "notes". The offered notes are "indexed debt securities", as defined in the accompanying prospectus. The offered notes are part of a series of debt securities, entitled "Medium-Term Notes, Series B", that we may issue under our indenture from time to time as described in the accompanying prospectus.

     This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in "Description of Notes We May Offer" and "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

     In addition to those described on the first three pages of this prospectus supplement, the following terms will apply to your note:

NO INTEREST:  we will not pay interest on your note

SPECIFIED CURRENCY:

     - U.S. dollars

FORM OF NOTE:

     - global form only: yes, at DTC

     - non-global form available: no

DENOMINATIONS: each note registered in the name of a holder must have a face amount of $9.835 or any multiple of $9.835

DEFEASANCE APPLIES AS FOLLOWS:

     - full defeasance: no

     - covenant defeasance: no

OTHER TERMS:

     - the default amount will be payable on any acceleration of the maturity of your note as described under "-- Special Calculation Provisions" below;

     - anti-dilution provisions will apply to your note as described under "-- Anti-dilution Adjustments" below; and

     - a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described under "-- Special Calculation Provisions" below.

     In this prospectus supplement, when we refer to the basket stocks, we mean the common stocks of Altria Group, Inc., Ameren Corporation, American Electric Power Company Inc., AmSouth Bancorporation, Bank of America Corporation, Baxter International Inc., Caterpillar Inc., ChevronTexaco Corporation, Comerica Incorporated, ConocoPhillips, Delphi Corporation, Exxon Mobil Corporation, FleetBoston Financial Corporation, General Electric Company, H. J. Heinz Company, International Business Machines Corporation, J.P. Morgan Chase & Co., Keycorp, Merck & Co., Inc., Microsoft Corporation, Newell Rubbermaid Inc., NiSource Inc., Pfizer Inc., Pitney Bowes Inc., Sara Lee Corporation, SBC Communications Inc., Sears, Roebuck and Co., The Dow Chemical Company, Verizon Communications Inc. and Xcel Energy Inc., and when we refer to the basket stock issuers, we mean those companies, except as noted under "-- Anti-dilution Adjustments -- Reorganization Events -- Distribution Property" below.

     Please note that information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased your note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     We describe the terms of your note in more detail below.

THE BASKET

     The basket is a unit of measure comprised of the common stocks of the thirty issuers listed in the following table, with the thirty stocks having the initial weightings and the initial reference amounts as indicated in the table.

     The initial reference amount for each basket stock is the number of shares of that basket stock included in the basket so that the value of the basket stock on the trade date divided by the total value of the basket on the trade date equals the initial weight of that basket stock indicated in the first column of the table. For this purpose, the value of each basket stock on the trade date equals the product of the initial stock price set forth for the basket stock in the second column of the table times the reference amount for the stock. The initial stock price for each basket stock is the closing price for that stock on the trade date. The reference amount for each basket stock is subject to adjustment, both as to the amount and type of property comprising the reference amount, as described under "-- Anti-dilution Adjustments" below. For this purpose, the value of the basket on the trade date equals the sum of all basket stock values on the trade date, calculated as described above, and equals $19,735,707.635. This sum is the initial basket level.

     For more information about the basket stock and the basket stock issuers, see "Annex A: The Basket" to this prospectus supplement.

                      COMPOSITION OF BASKET ON TRADE DATE

                                   INITIAL WEIGHT
                                         AS
BASKET STOCK                        % OF BASKET     INITIAL STOCK PRICE   INITIAL REFERENCE AMOUNT
------------                       --------------   -------------------   ------------------------
Altria Group, Inc................       4.00%             $40.99                    19,259
Ameren Corporation...............       4.00%             $42.65                    18,509
American Electric Power Company
  Inc............................       4.00%             $27.83                    28,366
AmSouth Bancorporation...........       3.50%             $21.97                    31,441
Bank of America Corporation......       2.50%             $83.53                     5,907
Baxter International Inc.........       2.50%             $28.25                    17,465
Caterpillar Inc..................       2.50%             $65.30                     7,556
ChevronTexaco Corporation........       3.50%             $72.73                     9,497
Comerica Incorporated............       4.00%             $48.02                    16,440
ConocoPhillips...................       3.50%             $52.94                    13,048
Delphi Corporation...............       3.50%             $ 8.57                    80,601
Exxon Mobil Corporation..........       2.50%             $34.35                    13,797
FleetBoston Financial
  Corporation....................       4.00%             $35.76                    25,874
General Electric Company.........       2.50%             $30.51                    17,355
H. J. Heinz Company..............       3.50%             $28.43                    20,251
International Business Machines
  Corporation....................       2.50%             $34.11                     5,897
J.P. Morgan Chase & Co...........       3.50%             $83.67                    19,474
Keycorp..........................       4.00%             $35.47                    29,445
Merck & Co. Inc..................       2.50%             $26.81                     8,578
Microsoft Corporation............       2.50%             $57.52                    18,349
Newell Rubbermaid Inc............       3.50%             $26.89                    23,705
NiSource Inc.....................       4.00%             $29.14                    40,734
Pfizer Inc.......................       2.50%             $19.38                    14,933
Pitney Bowes Inc. ...............       3.50%             $33.04                    18,173
Sara Lee Corporation.............       3.50%             $38.01                    35,569
SBC Communications Inc. .........       4.00%             $19.42                    33,536
Sears, Roebuck and Co............       2.50%             $23.54                    12,093
The Dow Chemical Company.........       4.00%             $40.80                    22,982
Verizon Communications Inc.......       3.50%             $35.04                    19,713
Xcel Energy Inc..................       4.00%             $14.51                    54,406

                  PAYMENT OF PRINCIPAL ON STATED MATURITY DATE

     The amount we will pay as principal on each outstanding note on the stated maturity date will be an amount in cash equal to the sum of:

     - the outstanding face amount of the note multiplied by the basket return; and

     - the outstanding face amount of the note multiplied by the fixed basket percentage.

     The basket return is the final basket level divided by the initial basket level.

     The final basket level is linked to the performance of the basket and will be the sum of the products, for each basket stock, of (i) the closing price of the relevant stock in its principal market on the determination date and (ii) the relevant stock's reference amount. The initial reference amount of each basket stock is indicated on page S-15 above and will be subject to anti-dilution adjustments as described under "Specific Terms of Your Note -- Anti-Dilution Adjustments" on page S-17 below.

     The initial basket level is $19,735,707.635, in the aggregate, or $9.835 per note.

     The fixed basket percentage is 3.65%.

     The calculation agent will determine the final basket level and the basket return on the determination date, subject to the procedures described under "Specific Terms of Your Note -- Consequences of a Market Disruption Event" below.

     When we refer to the "basket" in this prospectus supplement as of any particular time, we mean all the stocks that comprise the basket, in their respective weightings, at that time, after giving effect to any anti-dilution adjustments.

                              STATED MATURITY DATE

     The stated maturity date will be August 2, 2004, unless that date is not a business day, in which case the stated maturity date will be the next following business day. If the fifth business day before this applicable day is not the determination date described below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after August 2, 2004 or, if August 2, 2004 is not a business day, later than the sixth business day after August 2, 2004. The calculation agent may postpone the determination date -- and therefore the stated maturity date -- if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events under "-- Special Calculation Provisions" below.

                               DETERMINATION DATE

     The determination date will be the fifth business day prior to August 2, 2004, unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior business day. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than August 2, 2004 or, if August 2, 2004 is not a business day, later than the first business day after August 2, 2004.

                   CONSEQUENCES OF A MARKET DISRUPTION EVENT

     If a market disruption event occurs or is continuing on a day that would otherwise be the determination date, then the determination date will be postponed to the next business day on which a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed by more than five business days. If the determination date is postponed to the last possible day but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the calculation agent determines that any of the closing prices of the basket stocks that must be used to determine the final basket level and the payment amount is not available on the determination date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the value of the basket stocks on that latest possible determination date.

                           ANTI-DILUTION ADJUSTMENTS

     Initially, the reference amount for each basket stock will be the amount specified under "-- The Basket" above. However, the calculation agent will adjust the reference amount for each basket stock if any of the six dilution events described below occurs with respect to that basket stock.

     For example, if an adjustment is required because of a two-for-one stock split or a one-for-two reverse stock split, then the reference amount for that basket stock might be adjusted to be double or one-half of the initial amount specified above, as the case may be.

     Similarly, if an adjustment is required with respect to a basket stock because of a reorganization event in which property other than the basket stock -- e.g., cash and securities of another issuer -- is distributed in respect of the basket stock, then the calculation agent will adjust both the type and amount of property constituting the relevant reference amount. In this example, the new reference amount will consist of both the amount of cash and the amount of securities distributed in the reorganization event in respect of the old reference amount. Notwithstanding the foregoing, the amount we will pay you on the stated maturity date will consist exclusively of cash, regardless of the type of property that is being distributed with respect to a basket stock in case of a reorganization event.

     The calculation agent will adjust the reference amount for each basket stock as described below, but only if an event described under one of the six subsections beginning with " -- Stock Splits" below occurs with respect to that basket stock and only if the relevant event occurs during the period described under the applicable subsection. The reference amount for each basket stock will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect the stock.

     The adjustments described below do not cover all events that could affect a basket stock, such as an issuer tender or exchange offer for a basket stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of a basket stock issuer. We describe the risks relating to dilution under "Additional Risk Factors Specific to Your
Note -- You Have Limited Anti-dilution Protection" above.

HOW ADJUSTMENTS WILL BE MADE

     If more than one event requiring adjustment occurs with respect to a reference amount for a basket stock, the calculation agent will adjust that reference amount for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will adjust the reference amount for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each event.

     The calculation agent will adjust a reference amount for each reorganization event described under "-- Reorganization Events" below. For any other dilution event described below, however, the calculation agent will not be required to adjust a reference amount unless the adjustment would result in a change of at least 0.1% in the reference amount that would apply without the adjustment. The applicable reference amount resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one millionth, with five ten-millionths being rounded upward -- e.g., 0.1234564 will be rounded down to
0.123456 and 0.1234565 will be rounded up to 0.123457.

     If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your note, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

     The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

STOCK SPLITS

     A stock split is an increase in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth less as a result of a stock split.

     If a basket stock is subject to a stock split, then the calculation agent will adjust the applicable reference amount to equal the sum of the prior reference amount -- i.e., the reference amount before that adjustment -- plus the product of (1) the number of new shares issued in the stock split with respect to one share of the basket stock times (2) the prior reference amount. The reference amount will not be adjusted, however, unless the first day on which the basket stock trades without the right to receive the stock split occurs after the date of this prospectus supplement and on or before the determination date.

REVERSE STOCK SPLITS

     A reverse stock split is a decrease in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth more as a result of a reverse stock split.

     If a basket stock is subject to a reverse stock split, then the calculation agent will adjust the applicable reference amount to equal the product of the prior reference amount and the quotient of (1) the number of outstanding shares of the basket stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the basket stock outstanding immediately before the reverse stock split becomes effective. The reference amount will not be adjusted, however, unless the reverse stock split becomes effective after the date of this prospectus supplement and on or before the determination date.

STOCK DIVIDENDS

     In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

     If a basket stock is subject to a stock dividend, then the calculation agent will adjust the applicable reference amount to equal the sum of the prior reference amount plus the product of (1) the number of shares issued in the stock dividend with respect to one share of the basket stock times (2) the prior reference amount. The reference amount will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the determination date.

     The ex-dividend date for any dividend or other distribution with respect to a basket stock is the first day on which the basket stock trades without the right to receive that dividend or other distribution.

OTHER DIVIDENDS AND DISTRIBUTIONS

     A reference amount will not be adjusted to reflect dividends or other distributions paid with respect to a basket stock, other than:

     - stock dividends described above,

     - issuances of transferable rights and warrants as described under "-- Transferable Rights and Warrants" below,

     - distributions that are spin-off events as described under "-- Reorganization Events" below, and

     - extraordinary dividends described below.

     A dividend or other distribution with respect to a basket stock will be deemed to be an extraordinary dividend if its per-share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the basket stock by an amount equal to at least 10% of the closing price of the basket stock on the first business day before the ex-dividend date.

     If an extraordinary dividend occurs with respect to a basket stock, the calculation agent will adjust the applicable reference amount to equal the product of (1) the prior reference amount times (2) a fraction, the numerator of which is the closing price of the basket stock on the business day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The reference amount will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the determination date.

     The extraordinary dividend amount with respect to an extraordinary dividend for a basket stock equals:

     - for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the basket stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the basket stock, or

     - for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

     To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on a basket stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the applicable reference amount only as described under "-- Stock Dividends" above, "-- Transferable Rights and Warrants" below or "-- Reorganization Events" below, as the case may be, and not as described here.

TRANSFERABLE RIGHTS AND WARRANTS

     If a basket stock issuer issues transferable rights or warrants to all holders of that basket stock to subscribe for or purchase the basket stock at an exercise price per share that is less than the closing price of the basket stock on the business day before the ex-dividend date for the issuance, then the applicable reference amount will be adjusted by multiplying the prior reference amount by the following fraction:

     - the numerator will be the number of shares of the basket stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the basket stock offered for subscription or purchase under those transferable rights or warrants and

     - the denominator will be the number of shares of the basket stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the basket stock that the aggregate offering price of the total number of shares of the basket stock so offered for subscription or purchase would purchase at the closing price of the basket stock on the business day before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the business day before that ex-dividend date.

     A reference amount will not be adjusted, however, unless the ex-dividend date described above occurs after the date of this prospectus supplement and on or before the determination date.

REORGANIZATION EVENTS

     Each of the following is a reorganization event with respect to a basket stock:

     - the basket stock is reclassified or changed,

     - the basket stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding basket stock is exchanged for or converted into other property,

     - a statutory share exchange involving the outstanding basket stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above,

     - the basket stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

     - the basket stock issuer effects a spin-off -- that is, issues to all holders of the basket stock equity securities of another issuer, other than as part of an event described in the four bullet points above,

     - the basket stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

     - another entity completes a tender or exchange offer for all the outstanding basket stock of the basket stock issuer.

     One of the basket stock issuers has announced its intention to effect a spin-off. See "Annex A: The Basket -- Merck & Co., Inc." below.

     ADJUSTMENTS FOR REORGANIZATION EVENTS. If a reorganization event occurs with respect to a basket stock, then the calculation agent will adjust the applicable reference amount so as to consist of the amount and type of property -- whether it be cash, securities or other property -- distributed in the reorganization event in respect of that reference amount as in effect before that reorganization event. If more than one type of property is distributed, the reference amount will be adjusted so as to consist of each type of property distributed in respect of the prior reference amount, in a proportionate amount so that the value of each type of property comprising the new reference amount as a percentage of the total value of the new reference amount equals the value of that type of property as a percentage of the total value of all property distributed in the reorganization event in respect of the prior reference amount. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below. The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the date of this prospectus supplement and on or before the determination date.

     If a reorganization event occurs and the calculation agent does adjust the reference amount for a basket stock so as to include property other than the stock initially comprising that reference amount, then, for the purpose of determining the final basket level, the product of the closing price and the reference amount for the relevant basket stock on the determination date will be deemed to equal the total value of all components of that adjusted reference amount on the determination date, as determined by the calculation agent.

     For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the relevant date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the applicable basket stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

     If a reorganization event occurs and the calculation agent adjusts a reference amount to consist of the distribution property distributed in the event, as described above, the calculation agent will make further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the applicable basket stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

     For example, if a basket stock issuer merges into another company and each share of the basket stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the applicable reference amount will be adjusted to consist of two common shares and the specified amount of cash (adjusted proportionately for any partial share) for each share of the relevant basket stock comprising that reference amount before the adjustment. The calculation agent will adjust the common share component of the new reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled
"-- Anti-dilution Adjustments" as if the common shares were the basket stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount.

     DISTRIBUTION PROPERTY. When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of the initial reference amount for the relevant basket stock as specified in the table under "-- The Basket" above -- or in respect of whatever the applicable reference amount for that stock may then be if any anti-dilution adjustment has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes the applicable reference amount of the basket stock in respect of which the distribution is made.

     If a reorganization event occurs, the distribution property distributed in the event will be substituted for the applicable basket stock as described above. Consequently, in this prospectus supplement, when we refer to a basket stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, when we refer to a basket stock issuer, we mean any successor entity in a reorganization event.

                         DEFAULT AMOUNT ON ACCELERATION

     If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount -- rather than the amount payable at stated maturity -in respect of the principal of your note at the maturity. We describe the default amount under "-- Special Calculation Provisions" below.

     For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of your note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under "Description of Debt Securities We May Offer Default, Remedies and Waiver of Default" and "-- Modification of the Debt Indentures and Waiver of Covenants".

                               MANNER OF PAYMENT

     Any payment on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

                             MODIFIED BUSINESS DAY

     As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under '-- Special Calculation Provisions" below.

                           ROLE OF CALCULATION AGENT

     The calculation agent, in its sole discretion, will make all determinations regarding the final basket level, the basket return, any anti-dilution adjustments, market disruption events, business days, the default amount and the amount payable in respect of your note. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

     Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent for the offered notes. We may change the calculation agent for your note at any time without notice to you, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days' written notice to Goldman Sachs.

                         SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

     When we refer to a business day with respect to your note, we mean a day that is a business day of the kind described in the accompanying prospectus and that is also a day on which the respective principal securities markets for all the basket stocks are open for trading.

CLOSING PRICE

     The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis on that day:

     - on the principal national securities exchange on which that security is listed for trading on that day, or

     - if that security is not listed on any national securities exchange, on the Nasdaq National Market System on that day, or

     - if that security is not quoted on the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of that security on that day.

     If that security is not listed or traded as described above, then the closing price for that security on that day will be the average, as determined by the calculation agent, of the bid prices for the security (as close to the close of business on that day as reasonably practicable) obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

DEFAULT AMOUNT

     The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

     - the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

     - the reasonable expenses, including reasonable attorneys' fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.

     During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

     DEFAULT QUOTATION PERIOD. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

     - no quotation of the kind referred to above is obtained, or

     - every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

     If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

     In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.

     QUALIFIED FINANCIAL INSTITUTIONS. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

     - A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

     - P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MARKET DISRUPTION EVENT

     Any of the following will be a market disruption event:

     - a suspension, absence or material limitation of trading in any of the basket stocks on its primary market, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

     - a suspension, absence or material limitation of trading in option or futures contracts relating to any of the basket stocks, if available, in the primary market for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

     - any of the basket stocks do not trade on what was the primary market for that basket stock, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see "Use of Proceeds and Hedging" below.

     The following events will not be market disruption events:

     - a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

     - a decision to permanently discontinue trading in the option or futures contracts relating to any basket stock.

     For this purpose, an "absence of trading" in the primary securities market on which a basket stock is traded, or on which option or futures contracts relating to a basket stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in a basket stock or in option or futures contracts relating to a basket stock, if available, in the primary market for that stock or those contracts, by reason of:

     - a price change exceeding limits set by that market, or

     - an imbalance of orders relating to that stock or those contracts, or

     - a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

     In this subsection about market disruption events, references to any basket stock include securities that are part of any adjusted reference amount for that basket stock, as determined by the calculation agent in its sole discretion.

                       HYPOTHETICAL RETURNS ON YOUR NOTE

     The table below shows the hypothetical payment amounts that we would deliver on the stated maturity date in exchange for each $9.835 of the outstanding face amount of your note, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown in the left column. The table also shows the total return on the face amount of $9.835 per note as well as the total return on the original issue price of $10 per note.

     We have assumed that the notes are purchased on the original issue date and held to the stated maturity date. If you sell your note prior to the stated maturity date, your return will depend on the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the examples shown below. For a discussion of some of these factors, see "Additional Risk Factors Specific to Your Note"above.

     The examples below are based on a range of basket returns that are entirely hypothetical; no one can predict the final basket level. The basket stocks have been highly volatile -- meaning that the prices of the basket stocks have changed substantially in relatively short periods -- in the past, and their future performance cannot be predicted.

     We have set the fixed basket percentage at 3.65% and it will not change. Thus, the fixed basket percentage may be higher or lower than, and may bear little relation to, the actual dividend yield on the basket stocks, in the past or during the life of the notes.

     For these reasons, the actual performance of the basket over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below and cannot be predicted.

THE FOLLOWING TABLE REPRESENTS THE HYPOTHETICAL PRE-TAX RETURNS FOR A NOTE IF THE NOTE IS HELD TO THE STATED MATURITY DATE, AND THE FIXED BASKET PERCENTAGE IS 3.65%.

                          PAYMENT AMOUNT AT
 BASKET RETURN (FINAL    STATED MATURITY PER   TOTAL RETURN PER   TOTAL RETURN PER
BASKET LEVEL AS A % OF       $9.835 FACE         $9.835 FACE        $10 ORIGINAL
INITIAL BASKET LEVEL)          AMOUNT               AMOUNT          ISSUE PRICE
----------------------   -------------------   ----------------   ----------------
         140%                   $14.12                43.7%              41.3%
         130%                   $13.14                33.7%              31.4%
         120%                   $12.16                23.7%              21.6%
         110%                   $11.17                13.7%              11.8%
         100%                   $10.19                 3.7%               1.9%
          90%                   $ 9.21                -6.4%              -7.9%
          80%                   $ 8.22               -16.4%             -17.7%
          70%                   $ 7.24               -26.4%             -27.6%
          60%                   $ 6.26               -36.4%             -37.4%
          50%                   $ 5.28               -46.4%             -47.2%
          40%                   $ 4.29               -56.4%             -57.1%
          30%                   $ 3.31               -66.4%             -66.9%
          20%                   $ 2.33               -76.4%             -76.7%
          10%                   $ 1.34               -86.4%             -86.6%
           0%                   $ 0.36              -96.35%            -96.41%

     The values in the first column of the table represent hypothetical basket returns expressed as the final basket level divided by the initial basket level, which we have set at $19,735,707.635 (the aggregate face amount of all notes). The amounts in the second column represent the hypothetical payment amounts, based on the corresponding hypothetical basket return and the fixed basket percentage of 3.65% and are determined by adding (1) the outstanding face amount times the hypothetical basket return and (2) the outstanding face amount times the fixed basket percentage. The last two columns are the total returns expressed as percentages of the face amount and the original issue price of a note, respectively.

     The actual market value of your note on the stated maturity date or at any other time, including any time you may wish to sell your note, may bear little or no relation to the hypothetical values shown above, and those values should not be viewed as an indication of the financial return on an investment in the offered notes or on an investment in the basket stocks. The pretax rates of return shown above are entirely hypothetical; they are based on market values that may not be achieved on the relevant date and on assumptions that may prove to be erroneous and do not take into account the effects of any applicable taxes. Please read "Additional Risk Factors Specific to Your Note" above.

     Payments on this note may be economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the note may be economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and a derivative, in each case, bought by the holder (with an implicit premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the note or the United States income tax treatment of the note as described under "Supplemental Discussion of Federal Income Tax Consequences" below.

     We cannot predict the level of the basket or the market value of your note, nor can we predict the relationship between the two. Moreover, the assumptions we have made in connection with the illustration set forth above may turn out to be inaccurate. Consequently, the total return that an investor in a note would actually achieve, as well as how that return would compare to the total return that an investor in the basket stocks would actually achieve, may be very different from the information reflected in the table above.

                          USE OF PROCEEDS AND HEDGING

     We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds". We or our affiliates also expect to use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

     In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of the basket stocks on the trade date. From time to time, we and/or our affiliates expect to enter into additional hedging transactions involving the basket stocks and perhaps other instruments, and to unwind those transactions we have entered into, in connection with the offered notes and perhaps in connection with other notes we may issue, some of which may have returns linked to one or more of the basket stocks. Consequently, from time to time, we and/or our affiliates:

     - expect to acquire or dispose of positions in one or more of the basket stocks and perhaps other securities of the basket stock issuers,

     - may take or dispose of positions in listed or over-the-counter options or other instruments based on one or more of the basket stocks,

     - may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market System or other components of the U.S. equity market, and/or

     - may take short positions in one or more of the basket stocks or other securities of the basket stock issuers or other securities of the kind described above -- i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to the purchaser.

     We and/or our affiliates may acquire a long or short position in securities similar to the offered notes from time to time and may, in our or their sole discretion, hold or resell those securities.

     We and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to one or more of the basket stocks. We expect these steps to involve sales of one or more of the basket stocks -- which could adversely affect the market prices of the basket stocks -- on or shortly before the determination date. These steps also may involve sales and/or purchases, on or before the determination date, of one or more of the basket stocks, listed or over-the-counter options or futures on one or more of the basket stocks or listed or over-the-counter options, futures or other instruments based on indices designed to track the performance of the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market System or other components of the U.S. equity market.

     The hedging activity discussed above may adversely affect the market value of your note from time to time and the amount we will pay on your note at maturity. See "Additional Risk Factors Specific to Your Note -- Trading and Other Transactions by Goldman Sachs in the Basket Stocks May Impair the Value of Your Note" and "-- Our Business Activities May Create Conflicts of Interest Between You and Us" for a discussion of these adverse effects.

           SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

     The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders. The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the note for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law. Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of owning your note in your particular circumstances.

     This section applies to you only if you are a United States holder that holds your note as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

     - a citizen or resident of the United States;

     - a domestic corporation;

     - an estate whose income is subject to United States federal income tax regardless of its source; or

     - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

     This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

     - a dealer in securities or currencies;

     - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

     - a bank;

     - a life insurance company;

     - a tax exempt organization;

     - a person that owns a note as a hedge or that is hedged against interest rate risks;

     - a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

     - a person whose functional currency for tax purposes is not the U.S.
       dollar.

     Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your note should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your note are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

     Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

     You will be obligated pursuant to the terms of the note -- in the absence of an administrative determination or judicial ruling to the contrary -- to characterize your note for all tax purposes as a cash-settled prepaid forward contract under which you will be entitled to receive a variable amount equal to the fair market value of the basket at the stated maturity date, plus a fixed amount.

     If your note is characterized as described above, your tax basis in your note generally would equal your cost for your note. Upon the sale or exchange of your note, you would generally recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your note. The gain or loss generally would be short-term capital gain or loss if you hold the note for one year or less and would be long-term capital gain or loss if you hold the note for more than one year. If you purchase your note in the initial offering and do not sell or exchange your note before the maturity date, you would generally recognize long-term capital gain or loss equal to the difference between the amount of cash received at maturity and your tax basis in the note. However, there is a possibility that the Internal Revenue Service would seek to treat a portion of the gain attributable to the fixed component of the payment amount as ordinary income.

     There is no judicial or administrative authority discussing how your note should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your note as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield -- i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note -- and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your note prior to your receipt of cash attributable to that income.

     If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your note in an amount equal to the difference, if any, between the amount you receive at that time and your adjusted basis in your note. In general, if you purchase your note on the original issue date, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note, in accordance with the comparable yield and the projected payment schedule for your note.

     If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your note would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and, thereafter, as capital loss.

     If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

     It is possible that the Internal Revenue Service could seek to characterize your note in a manner that results in tax consequences to you different from those described above. For example, the Internal Revenue Service could seek to characterize your note as a collar or as a notional principal contract. Again, you should consult your tax advisor as to possible alternative characterizations of your note for U.S. federal income tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Please see the discussion under "United States Taxation -- Taxation of Debt Securities -- Backup Withholding and Information Reporting -- United States Holders" in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your note.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

     This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

     The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA" and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a "prohibited transaction".

     The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue
Code), which we call collectively "Plans", and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the offered notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a "fiduciary" (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the offered notes, or any exercise related thereto or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

     If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     The Goldman Sachs Group, Inc. and the underwriters for this offering named below have entered into a terms agreement and a distribution agreement with respect to the notes. Subject to certain conditions, each underwriter named below has severally agreed to purchase the principal amount of notes indicated in the following table.

                                                               PRINCIPAL AMOUNT OF
                        UNDERWRITERS                                  NOTES
                        ------------                           -------------------
Goldman, Sachs & Co. .......................................     $9,673,509.300
Advest, Inc. ...............................................        388,797.220
U.S. Bancorp Piper Jaffray Inc. ............................      9,673,401.115
                                                                 ---------------
Total.......................................................     $19,735,707.635
                                                                 ===============

     Notes sold by the underwriters to the public will initially be offered at the original issue price of $10.00 per note. The underwriters intend to purchase the offered notes from The Goldman Sachs Group, Inc. at a purchase price equal to the original issue price less a discount of $0.165 per note. The underwriters may sell some or all the offered notes to securities dealers (which may include one or more of the underwriters) at a discount to the original issue price of up to $0.115 per note. If all of the offered notes are not sold at the original issue price, the underwriters may change the offering price and the other selling terms.

     Please note that the information about the original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the offered notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     None of the named underwriters is permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

     The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, whether paid to Goldman, Sachs & Co. or any other underwriter, will be approximately $150,000.

     In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the accompanying prospectus.

     The Goldman Sachs Group, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to The Goldman Sachs Group, Inc. and its affiliates, for which they have in the past received, and may in the future receive, customary fees. The Goldman Sachs Group, Inc. and its affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms and for customary fees.

                              ANNEX A: THE BASKET

INFORMATION ABOUT BASKET STOCK ISSUERS AND HISTORICAL TRADING PRICE INFORMATION

     Provided below are brief descriptions of the issuer of each basket stock, as well as tables setting forth the quarterly high and low trading prices and the quarterly closing prices for each of the thirty basket stocks on the principal exchange on which such basket stocks are traded, in each case for the four calendar quarters in each of 2001 and 2002 and for the first three calendar quarters in 2003, through July 25, 2003. We obtained the trading price information set forth below from Bloomberg Financial Services, without independent verification.

     YOU SHOULD NOT TAKE ANY SUCH HISTORICAL PRICES OF THE BASKET STOCKS AS AN INDICATION OF FUTURE PERFORMANCE. WE CANNOT GIVE YOU ANY ASSURANCE THAT THE PRICES OF THE BASKET STOCKS WILL INCREASE SUFFICIENTLY FOR YOU TO RECEIVE AN AMOUNT IN EXCESS OF THE FACE AMOUNT OF YOUR NOTE AT MATURITY. THE PRICES OF THE BASKET STOCKS MAY DECREASE SUBSTANTIALLY AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT IN THE NOTES.

        WHERE INFORMATION ABOUT THE BASKET STOCK ISSUERS CAN BE OBTAINED

     Each of the basket stocks is registered under the Securities Exchange Act of 1934 (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by each basket stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov.

     Information about each basket stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

     We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by a basket stock issuer with the SEC.

 WE OBTAINED THE INFORMATION ABOUT THE BASKET STOCK ISSUERS IN THIS PROSPECTUS
            SUPPLEMENT FROM THE BASKET STOCK ISSUERS' PUBLIC FILINGS

     This prospectus supplement relates only to your note and does not relate to the basket stocks or other securities of the basket stock issuers. We have derived all information about the basket stock issuers in this prospectus supplement from the publicly available documents referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any "due diligence" investigation or any other inquiry with respect to any basket stock issuer in connection with the offering of your note. We do not make any representation that any publicly available document or any other publicly available information about any basket stock issuer is accurate or complete. Furthermore, we do not know whether all events occurring before the date of this prospectus supplement -- including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the basket stocks and, therefore, the exchange value -- have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning any basket stock issuer could affect the value you will receive at maturity and, therefore, the market value of your note.

     Neither we nor any of our affiliates make any representation to you as to the performance of the basket or basket stocks.

     We or any of our affiliates may currently or from time to time engage in business with the basket stock issuers, including making loans to or equity investments in the basket stock issuers or providing advisory services to the basket stock issuers, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the basket stock issuers and, in addition, one or more of our affiliates may publish research reports about the basket stock issuers. As an investor in a note, you should undertake such independent investigation of the basket stock issuers as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

                               ALTRIA GROUP, INC.

     According to publicly available documents, Altria Group, Inc. ("Altria") is engaged in the manufacture and sale of various consumer products, including cigarettes and foods and beverages. Altria's common stock is traded on the New York Stock Exchange under the symbol "MO". Information filed by Altria with the SEC under the Exchange Act can be located by reference to its SEC file number:
001-08940.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  51.75   40.13   47.45
Quarter ended June 30.......................................  53.00   44.51   50.75
Quarter ended September 30..................................  49.00   43.16   48.29
Quarter ended December 31...................................  51.31   44.93   45.85
2002
Quarter ended March 31......................................  53.94   46.09   52.67
Quarter ended June 30.......................................  57.72   42.87   43.68
Quarter ended September 30..................................  51.85   37.86   38.80
Quarter ended December 31...................................  43.08   36.17   40.53
2003
Quarter ended March 31......................................  41.90   29.96   29.96
Quarter ended June 30.......................................  45.44   28.10   45.44
Quarter ending September 30 (through July 25, 2003).........  46.87   39.83   40.99
Closing price on July 25, 2003..............................                  40.99

                               AMEREN CORPORATION

     According to publicly available documents, Ameren Corporation ("Ameren") is a public utility holding company headquartered in St. Louis, Missouri. Ameren's common stock is traded on the New York Stock Exchange under the symbol "AEE". Information filed by Ameren with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14756.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  45.19   38.00   40.95
Quarter ended June 30.......................................  44.60   40.69   42.70
Quarter ended September 30..................................  43.45   37.10   38.40
Quarter ended December 31...................................  42.38   38.92   42.30
2002
Quarter ended March 31......................................  43.53   39.50   42.75
Quarter ended June 30.......................................  45.13   39.50   43.01
Quarter ended September 30..................................  44.99   36.55   41.65
Quarter ended December 31...................................  42.40   38.76   41.57
2003
Quarter ended March 31......................................  44.69   37.95   39.05
Quarter ended June 30.......................................  46.49   39.19   44.10
Quarter ending September 30 (through July 25, 2003).........  44.73   41.80   42.65
Closing price on July 25, 2003..............................                  42.65

                      AMERICAN ELECTRIC POWER COMPANY INC.

     According to publicly available documents, American Electric Power Company Inc. ("American") is a public utility holding company whose public utility subsidiaries cover portions of the states of Arkansas, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Tennessee, Texas, Virginia and West Virginia. American's common stock is traded on the New York Stock Exchange under the symbol "AEP". Information filed by American with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03525.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  47.55   39.81   47.00
Quarter ended June 30.......................................  51.11   45.51   46.17
Quarter ended September 30..................................  48.39   42.10   43.23
Quarter ended December 31...................................  46.75   40.44   43.53
2002
Quarter ended March 31......................................  46.34   40.00   46.09
Quarter ended June 30.......................................  48.06   39.60   40.02
Quarter ended September 30..................................  39.59   23.51   28.51
Quarter ended December 31...................................  30.18   17.69   27.33
2003
Quarter ended March 31......................................  30.50   19.94   22.85
Quarter ended June 30.......................................  31.04   22.90   29.83
Quarter ending September 30 (through July 25, 2003).........  29.80   26.72   27.83
Closing price on July 25, 2003..............................                  27.83

                             AMSOUTH BANCORPORATION

     According to publicly available documents, AmSouth Bancorporation ("AmSouth") is a financial holding company that offers a broad range of bank and bank-related services through its principal subsidiary AmSouth Bank and its other subsidiaries. AmSouth's common stock is traded on the New York Stock Exchange under the symbol "ASO". Information filed by AmSouth with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-07476.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  18.00   15.13   16.81
Quarter ended June 30.......................................  18.84   15.74   18.49
Quarter ended September 30..................................  20.15   16.80   18.07
Quarter ended December 31...................................  18.90   16.50   18.90
2002
Quarter ended March 31......................................  22.77   18.84   21.98
Quarter ended June 30.......................................  22.78   18.84   22.38
Quarter ended September 30..................................  22.88   18.66   20.74
Quarter ended December 31...................................  21.21   18.28   19.20
2003
Quarter ended March 31......................................  20.98   19.57   19.88
Quarter ended June 30.......................................  23.13   19.09   21.84
Quarter ending September 30 (through July 25, 2003).........  22.36   21.78   21.97
Closing price on July 25, 2003..............................                  21.97

                          BANK OF AMERICA CORPORATION

     According to publicly available documents, Bank of America Corporation ("Bank of America") is a bank holding company and a financial holding company that provides a diversified range of banking and nonbanking financial services and products. Bank of America's common stock is traded on the New York Stock Exchange under the symbol "BAC". Information filed by Bank of America with the SEC under the Exchange Act can be located by reference to its SEC file number:
001-06523.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  55.47   46.75   54.75
Quarter ended June 30.......................................  61.94   49.59   60.03
Quarter ended September 30..................................  65.00   51.00   58.40
Quarter ended December 31...................................  64.99   52.15   62.95
2002
Quarter ended March 31......................................  69.18   58.85   68.02
Quarter ended June 30.......................................  76.90   58.85   70.36
Quarter ended September 30..................................  71.94   57.90   63.80
Quarter ended December 31...................................  71.42   54.15   69.57
2003
Quarter ended March 31......................................  72.48   65.63   66.84
Quarter ended June 30.......................................  79.89   68.00   79.03
Quarter ending September 30 (through July 25, 2003).........  83.53   80.00   83.53
Closing price on July 25, 2003..............................                  83.53

                           BAXTER INTERNATIONAL INC.

     According to publicly available documents, Baxter International Inc. ("Baxter") is engaged in the worldwide development, manufacture and distribution of a diversified line of products, systems and services used primarily in the health-care field. Baxter's common stock is traded on the New York Stock Exchange under the symbol "BAX". Information filed by Baxter with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09448.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  47.60   40.75   47.07
Quarter ended June 30.......................................  54.00   43.95   49.00
Quarter ended September 30..................................  55.05   47.50   55.05
Quarter ended December 31...................................  55.50   45.95   53.63
2002
Quarter ended March 31......................................  59.60   51.43   59.52
Quarter ended June 30.......................................  59.60   44.09   44.45
Quarter ended September 30..................................  43.41   30.55   30.55
Quarter ended December 31...................................  32.09   24.22   28.00
2003
Quarter ended March 31......................................  31.20   18.64   18.64
Quarter ended June 30.......................................  26.45   18.56   26.00
Quarter ending September 30 (through July 25, 2003).........  28.25   23.99   28.25
Closing price on July 25, 2003..............................                  28.25

                                CATERPILLAR INC.

     According to publicly available documents, Caterpillar Inc. ("Caterpillar") is a leader in construction and mining equipment, diesel and natural gas engines and industrial gas turbines. Caterpillar's common stock is traded on the New York Stock Exchange under the symbol "CAT". Information filed by Caterpillar with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00768.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  48.69   40.09   44.38
Quarter ended June 30.......................................  56.20   42.16   50.05
Quarter ended September 30..................................  55.23   41.70   44.80
Quarter ended December 31...................................  53.19   43.98   52.25
2002
Quarter ended March 31......................................  59.79   47.43   56.85
Quarter ended June 30.......................................  59.79   47.43   48.95
Quarter ended September 30..................................  48.24   36.86   37.22
Quarter ended December 31...................................  49.90   33.86   45.72
2003
Quarter ended March 31......................................  52.55   42.04   49.20
Quarter ended June 30.......................................  57.89   49.65   55.66
Quarter ending September 30 (through July 25, 2003).........  65.61   54.74   65.30
Closing price on July 25, 2003..............................                  65.30

                           CHEVRONTEXACO CORPORATION

     According to publicly available documents, ChevronTexaco Corporation ("Chevron") is a provider of administrative, financial and management support to U.S. and foreign subsidiaries that engage in fully integrated petroleum operations, chemical operations, coal mining, power and energy services. Chevron's common stock is traded on the New York Stock Exchange under the symbol "CVX". Information filed by Chevron with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-02360.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  92.95   79.31   87.80
Quarter ended June 30.......................................  98.03   86.00   90.50
Quarter ended September 30..................................  93.05   78.77   84.75
Quarter ended December 31...................................  93.45   82.91   89.61
2002
Quarter ended March 31......................................  90.70   81.65   90.27
Quarter ended June 30.......................................  90.86   81.65   88.50
Quarter ended September 30..................................  88.60   66.96   69.25
Quarter ended December 31...................................  74.90   65.90   66.48
2003
Quarter ended March 31......................................  69.90   61.85   64.65
Quarter ended June 30.......................................  75.62   62.81   72.20
Quarter ending September 30 (through July 25, 2003).........  73.47   71.36   72.73
Closing price on July 25, 2003..............................                  72.73

                             COMERICA INCORPORATED

     According to publicly available documents, Comerica Incorporated ("Comerica") is a multi-state financial services provider headquartered in Detroit, Michigan. Comerica's common stock is traded on the New York Stock Exchange under the symbol "CMA". Information filed by Comerica with the SEC under the Exchange Act can be located by reference to its SEC file number:
001-10706.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  64.95   55.30   61.50
Quarter ended June 30.......................................  61.50   51.35   57.60
Quarter ended September 30..................................  63.20   51.10   55.40
Quarter ended December 31...................................  58.24   44.66   57.30
2002
Quarter ended March 31......................................  64.43   53.20   62.57
Quarter ended June 30.......................................  65.30   53.20   61.40
Quarter ended September 30..................................  62.88   47.43   48.22
Quarter ended December 31...................................  50.19   35.53   43.24
2003
Quarter ended March 31......................................  46.67   37.61   37.88
Quarter ended June 30.......................................  51.80   37.86   46.50
Quarter ending September 30 (through July 25, 2003).........  49.10   45.48   48.02
Closing price on July 25, 2003..............................                  48.02

                                 CONOCOPHILLIPS

     According to publicly available documents, ConocoPhillips ("Conoco") is a major, integrated, global energy company. Conoco's common stock is traded on the New York Stock Exchange under the symbol "COP". Information filed by Conoco with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-49987.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  58.63   53.31   55.05
Quarter ended June 30.......................................  67.52   52.99   57.00
Quarter ended September 30..................................  59.40   50.40   53.94
Quarter ended December 31...................................  60.49   51.40   60.26
2002
Quarter ended March 31......................................  63.64   56.11   62.80
Quarter ended June 30.......................................  63.73   55.53   58.88
Quarter ended September 30..................................  59.17   45.74   46.24
Quarter ended December 31...................................  50.29   44.66   48.39
2003
Quarter ended March 31......................................  53.60   45.31   53.60
Quarter ended June 30.......................................  55.45   50.05   54.80
Quarter ending September 30 (through July 25, 2003).........  55.05   52.67   52.94
Closing price on July 25, 2003..............................                  52.94

                               DELPHI CORPORATION

     According to publicly available documents, Delphi Corporation ("Delphi") is a global supplier of vehicle electronics, transportation components, integrated systems and modules and other electronic technology. Delphi's common stock is traded on the New York Stock Exchange under the symbol "DPH". Information filed by Delphi with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14787.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  15.50   12.31   14.17
Quarter ended June 30.......................................  15.94   12.72   15.93
Quarter ended September 30..................................  17.50   10.30   11.75
Quarter ended December 31...................................  14.50   11.35   13.66
2002
Quarter ended March 31......................................  17.24   12.86   15.99
Quarter ended June 30.......................................  17.24   12.86   13.20
Quarter ended September 30..................................  13.20    8.55    8.55
Quarter ended December 31...................................   8.54    6.70    8.05
2003
Quarter ended March 31......................................   9.00    6.53    6.83
Quarter ended June 30.......................................   9.70    7.09    8.63
Quarter ending September 30 (through July 25, 2003).........   8.86    8.02    8.57
Closing price on July 25, 2003..............................                   8.57

                            EXXON MOBIL CORPORATION

     According to publicly available documents, Exxon Mobil Corporation ("Exxon") is engaged in exploration for, and production of, crude oil and natural gas, manufacture of petroleum products and transportation and sale of crude oil, natural gas and petroleum products. Exxon's common stock is traded on the New York Stock Exchange under the symbol "XOM". Information filed by Exxon with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-02256.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  44.56   38.45   40.50
Quarter ended June 30.......................................  45.78   38.95   43.67
Quarter ended September 30..................................  43.85   35.83   39.40
Quarter ended December 31...................................  42.29   36.44   39.30
2002
Quarter ended March 31......................................  44.00   37.95   43.83
Quarter ended June 30.......................................  44.38   37.95   40.92
Quarter ended September 30..................................  40.65   30.27   31.90
Quarter ended December 31...................................  36.30   32.65   34.94
2003
Quarter ended March 31......................................  36.38   31.82   34.95
Quarter ended June 30.......................................  38.31   34.33   35.91
Quarter ending September 30 (through July 25, 2003).........  36.28   34.92   35.76
Closing price on July 25, 2003..............................                  35.76

                       FLEETBOSTON FINANCIAL CORPORATION

     According to publicly available documents, FleetBoston Financial Corporation ("FleetBoston") is a diversified financial services company organized under the laws of the State of Rhode Island. FleetBoston's common stock is traded on the New York Stock Exchange under the symbol "FBF". Information filed by FleetBoston with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06366.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  43.64   34.39   37.75
Quarter ended June 30.......................................  42.28   36.06   39.45
Quarter ended September 30..................................  39.73   32.65   36.75
Quarter ended December 31...................................  38.64   31.45   36.50
2002
Quarter ended March 31......................................  37.21   31.10   35.00
Quarter ended June 30.......................................  37.21   30.70   32.35
Quarter ended September 30..................................  31.75   18.75   20.33
Quarter ended December 31...................................  27.49   17.75   24.30
2003
Quarter ended March 31......................................  27.64   21.98   23.88
Quarter ended June 30.......................................  31.15   24.55   29.71
Quarter ending September 30 (through July 25, 2003).........  31.54   29.80   30.51
Closing price on July 25, 2003..............................                  30.51

                            GENERAL ELECTRIC COMPANY

     According to publicly available documents, General Electric Company ("GE") is engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity. GE's common stock is traded on the New York Stock Exchange under the symbol "GE". Information filed by GE with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00035.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  48.06   37.70   41.86
Quarter ended June 30.......................................  53.40   39.60   48.75
Quarter ended September 30..................................  50.20   30.37   37.20
Quarter ended December 31...................................  41.55   36.34   40.08
2002
Quarter ended March 31......................................  41.55   35.00   37.45
Quarter ended June 30.......................................  41.55   28.90   29.05
Quarter ended September 30..................................  32.89   24.47   24.65
Quarter ended December 31...................................  27.20   22.00   24.35
2003
Quarter ended March 31......................................  28.00   22.17   25.50
Quarter ended June 30.......................................  31.34   26.13   28.68
Quarter ending September 30 (through July 25, 2003).........  29.27   27.10   28.43
Closing price on July 25, 2003..............................                  28.43

                              H. J. HEINZ COMPANY

     According to publicly available documents, H. J. Heinz Company ("Heinz") is a manufacturer and marketer of an extensive line of processed food products throughout the world. Heinz's common stock is traded on the New York Stock Exchange under the symbol "HNZ". Information filed by Heinz with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03385.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  46.75   38.00   40.20
Quarter ended June 30.......................................  43.37   37.72   40.89
Quarter ended September 30..................................  46.96   41.00   42.15
Quarter ended December 31...................................  43.30   38.12   41.12
2002
Quarter ended March 31......................................  42.25   40.00   41.50
Quarter ended June 30.......................................  43.19   39.38   41.10
Quarter ended September 30..................................  40.97   33.37   33.37
Quarter ended December 31...................................  35.28   30.31   32.87
2003
Quarter ended March 31......................................  34.32   29.20   29.20
Quarter ended June 30.......................................  34.40   29.05   32.98
Quarter ending September 30 (through July 25, 2003).........  34.11   32.94   34.11
Closing price on July 25, 2003..............................                  34.11

                  INTERNATIONAL BUSINESS MACHINES CORPORATION

     According to publicly available documents, International Business Machines Corporation ("IBM") is a provider of customer solutions that include, either singularly or in some combination, technologies, systems, products, services, software and financing. IBM's common stock is traded on the New York Stock Exchange under the symbol "IBM". Information filed by IBM with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-02360.

                                                               HIGH     LOW    CLOSE
                                                              ------   -----   ------
2001
Quarter ended March 31......................................  116.91   84.81    96.18
Quarter ended June 30.......................................  119.60   90.39   113.00
Quarter ended September 30..................................  114.35   90.00    91.72
Quarter ended December 31...................................  123.89   92.71   120.96
2002
Quarter ended March 31......................................  125.60   96.38   104.00
Quarter ended June 30.......................................  125.60   68.60    72.00
Quarter ended September 30..................................   82.49   58.31    58.31
Quarter ended December 31...................................   87.70   55.07    77.50
2003
Quarter ended March 31......................................   88.58   75.18    78.43
Quarter ended June 30.......................................   89.98   78.71    82.50
Quarter ending September 30 (through July 25, 2003).........   86.74   81.51    83.67
Closing price on July 25, 2003..............................                    83.67

                            J.P. MORGAN CHASE & CO.

     According to publicly available documents, J.P. Morgan Chase & Co. ("JPMorgan") is a global financial services firm with operations in more than 50 countries. JPMorgan's common stock is traded on the New York Stock Exchange under the symbol "JPM". Information filed by JPMorgan with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-16013-01.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  55.98   38.91   44.90
Quarter ended June 30.......................................  50.60   40.39   44.60
Quarter ended September 30..................................  45.80   30.82   34.15
Quarter ended December 31...................................  40.38   32.44   36.35
2002
Quarter ended March 31......................................  39.14   28.19   35.65
Quarter ended June 30.......................................  39.14   28.19   33.92
Quarter ended September 30..................................  32.59   18.34   18.99
Quarter ended December 31...................................  25.22   15.45   24.00
2003
Quarter ended March 31......................................  27.98   20.75   23.71
Quarter ended June 30.......................................  36.09   24.23   34.18
Quarter ending September 30 (through July 25, 2003).........  37.30   34.13   35.47
Closing price on July 25, 2003..............................                  35.47

                                    KEYCORP

     According to publicly available documents, Keycorp is a bank holding company and a financial holding company whose subsidiaries provide a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance and investment banking product and services to individual, corporate and institutional clients. Keycorp's common stock is traded on the New York Stock Exchange under the symbol "KEY". Information filed by Keycorp with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11302.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  28.44   23.80   25.80
Quarter ended June 30.......................................  26.05   22.52   26.05
Quarter ended September 30..................................  28.15   22.69   24.14
Quarter ended December 31...................................  24.36   20.75   24.34
2002
Quarter ended March 31......................................  27.13   23.10   26.65
Quarter ended June 30.......................................  29.00   23.10   27.30
Quarter ended September 30..................................  27.18   21.86   24.97
Quarter ended December 31...................................  26.63   21.30   25.14
2003
Quarter ended March 31......................................  27.00   22.52   22.56
Quarter ended June 30.......................................  27.18   22.93   25.27
Quarter ending September 30 (through July 25, 2003).........  26.81   25.51   26.81
Closing price on July 25, 2003..............................                  26.81

                               MERCK & CO., INC.

     According to publicly available documents, Merck & Co., Inc. ("Merck") is a global research-driven pharmaceutical products and services company that discovers, develops, manufactures and markets a broad range of products to improve human and animal health. Merck's common stock is traded on the New York Stock Exchange under the symbol "MRK". Information filed by Merck with the SEC under the Exchange Act can be located by reference to its SEC file number:
001-03305.

     On April 22, 2003, Merck announced that its board of directors had approved a 100% spin-off of shares of common stock of MedCo Health Solutions, Inc., its wholly owned pharmacy benefits management subsidiary, in a one-step transaction. On May 28, 2003, Merck announced that Medco Health Solutions, Inc. had filed a Form 10 registration statement with the SEC relating to the spin-off.

     If the spin-off occurs and depending on the timing and other details, it could result in an anti-dilution adjustment of the reference amount of the Merck stock in the basket. See "Specific Terms of Your Notes -- Anti-Dilution Adjustments -- Reorganization Events" above. Decisions about whether, when and how to make any anti-dilution adjustment would be made by the calculation agent in its sole discretion.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  93.00   67.96   75.90
Quarter ended June 30.......................................  80.85   63.91   63.91
Quarter ended September 30..................................  71.22   61.00   66.60
Quarter ended December 31...................................  69.95   57.17   58.80
2002
Quarter ended March 31......................................  64.37   56.96   57.58
Quarter ended June 30.......................................  64.37   49.05   50.64
Quarter ended September 30..................................  53.80   39.05   45.71
Quarter ended December 31...................................  60.31   44.13   56.61
2003
Quarter ended March 31......................................  59.88   50.77   54.78
Quarter ended June 30.......................................  63.24   54.76   60.55
Quarter ending September 30 (through July 25, 2003).........  61.89   56.99   57.52
Closing price on July 25, 2003..............................                  57.52

                             MICROSOFT CORPORATION

     According to publicly available documents, Microsoft Corporation ("Microsoft") is a computer software developer and manufacturer that licenses and supports a wide range of software products for a multitude of computing devices. Microsoft's common stock is traded on the Nasdaq National Market System under the symbol "MSFT". Information filed by Microsoft with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14278.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  32.34   21.69   27.34
Quarter ended June 30.......................................  36.84   25.97   36.50
Quarter ended September 30..................................  36.28   24.85   25.58
Quarter ended December 31...................................  34.74   25.90   33.13
2002
Quarter ended March 31......................................  34.93   29.00   30.16
Quarter ended June 30.......................................  34.93   24.31   27.35
Quarter ended September 30..................................  27.42   21.42   21.87
Quarter ended December 31...................................  29.11   21.89   25.85
2003
Quarter ended March 31......................................  28.49   22.79   24.21
Quarter ended June 30.......................................  26.38   23.67   25.64
Quarter ending September 30 (through July 25, 2003).........  27.70   26.00   26.89
Closing price on July 25, 2003..............................                  26.89

                             NEWELL RUBBERMAID INC.

     According to publicly available documents, Newell Rubbermaid Inc. ("Newell") is a global manufacturer and full-services marketer of name-brand consumer products serving the needs of volume purchasers, home centers, hardware stores, and contract stationers. Newell's common stock is traded on the New York Stock Exchange under the symbol "NWL". Information filed by Newell with the SEC under the Exchange Act can be located by reference to its SEC file number:
001-09608.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  29.21   23.38   26.50
Quarter ended June 30.......................................  27.34   24.00   25.10
Quarter ended September 30..................................  25.40   21.20   22.71
Quarter ended December 31...................................  28.13   22.87   27.57
2002
Quarter ended March 31......................................  33.85   26.50   31.96
Quarter ended June 30.......................................  35.87   26.50   35.06
Quarter ended September 30..................................  35.99   27.26   30.87
Quarter ended December 31...................................  34.19   28.95   30.33
2003
Quarter ended March 31......................................  31.41   25.09   28.35
Quarter ended June 30.......................................  31.22   27.54   28.00
Quarter ending September 30 (through July 25, 2003).........  29.14   27.82   29.14
Closing price on July 25, 2003..............................                  29.14

                                 NISOURCE INC.

     According to publicly available documents, NiSource Inc. ("NiSource") is an energy holding company whose subsidiaries provide natural gas, electricity and other products and services to approximately 3.7 million customers located within a corridor that runs from the Gulf Coast through the Midwest to New England. NiSource's common stock is traded on the New York Stock Exchange under the symbol "NI". Information filed by NiSource with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09779.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  31.12   25.93   31.12
Quarter ended June 30.......................................  32.18   26.87   27.33
Quarter ended September 30..................................  28.29   22.39   23.31
Quarter ended December 31...................................  24.33   19.40   23.06
2002
Quarter ended March 31......................................  24.08   19.24   22.95
Quarter ended June 30.......................................  24.93   19.24   21.83
Quarter ended September 30..................................  21.72   16.85   17.23
Quarter ended December 31...................................  20.30   14.70   20.00
2003
Quarter ended March 31......................................  21.29   16.46   18.20
Quarter ended June 30.......................................  20.40   17.99   19.00
Quarter ending September 30 (through July 25, 2003).........  19.97   19.08   19.38
Closing price on July 25, 2003..............................                  19.38

                                  PFIZER INC.

     According to publicly available documents, Pfizer Inc. ("Pfizer") is a research-based, global pharmaceutical company that discovers, develops, manufactures and markets leading prescription medicines for humans and animals. Pfizer's common stock is traded on the New York Stock Exchange under the symbol "PFE". Information filed by Pfizer with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03619.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  46.13   35.67   40.95
Quarter ended June 30.......................................  44.87   38.95   40.05
Quarter ended September 30..................................  41.75   35.80   40.10
Quarter ended December 31...................................  43.90   39.44   39.85
2002
Quarter ended March 31......................................  42.15   39.40   39.74
Quarter ended June 30.......................................  42.15   33.43   35.00
Quarter ended September 30..................................  34.92   25.92   29.02
Quarter ended December 31...................................  33.87   28.30   30.57
2003
Quarter ended March 31......................................  32.00   28.56   31.16
Quarter ended June 30.......................................  36.18   30.37   34.15
Quarter ending September 30 (through July 25, 2003).........  34.65   32.43   33.04
Closing price on July 25, 2003..............................                  33.04

                               PITNEY BOWES INC.

     According to publicly available documents, Pitney Bowes Inc. ("Pitney") is a provider of leading-edge global, integrated mail and document management solutions for organizations of all sizes. Pitney's common stock is traded on the New York Stock Exchange under the symbol "PBI". Information filed by Pitney with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03579.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  37.24   32.56   34.75
Quarter ended June 30.......................................  42.12   33.06   42.12
Quarter ended September 30..................................  44.40   38.10   38.20
Quarter ended December 31...................................  41.97   34.91   37.61
2002
Quarter ended March 31......................................  43.85   38.00   42.80
Quarter ended June 30.......................................  43.92   38.00   39.72
Quarter ended September 30..................................  39.93   30.49   30.49
Quarter ended December 31...................................  35.30   28.80   32.66
2003
Quarter ended March 31......................................  34.12   29.90   31.92
Quarter ended June 30.......................................  39.31   32.06   38.41
Quarter ending September 30 (through July 25, 2003).........  39.50   36.73   38.01
Closing price on July 25, 2003..............................                  38.01

                              SARA LEE CORPORATION

     According to publicly available documents, Sara Lee Corporation ("Sara Lee") is a global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. Sara Lee's common stock is traded on the New York Stock Exchange under the symbol "SLE". Information filed by Sara Lee with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03344.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  24.63   20.64   21.58
Quarter ended June 30.......................................  22.55   18.51   18.94
Quarter ended September 30..................................  22.54   19.04   21.30
Quarter ended December 31...................................  23.04   20.60   22.23
2002
Quarter ended March 31......................................  22.17   20.48   20.76
Quarter ended June 30.......................................  22.17   19.90   20.64
Quarter ended September 30..................................  20.50   16.50   18.29
Quarter ended December 31...................................  23.75   19.02   22.51
2003
Quarter ended March 31......................................  23.06   18.57   18.70
Quarter ended June 30.......................................  19.91   16.50   18.81
Quarter ending September 30 (through July 25, 2003).........  19.90   18.92   19.42
Closing price on July 25, 2003..............................                  19.42

                            SBC COMMUNICATIONS INC.

     According to publicly available documents, SBC Communications Inc. ("SBC") is a provider of telecommunications services in the United States and the world; it offers services and products to businesses and consumers, as well as other providers of telecommunications services. SBC's common stock is traded on the New York Stock Exchange under the symbol "SBC". Information filed by SBC with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08610.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  52.38   40.12   44.63
Quarter ended June 30.......................................  44.90   38.70   40.06
Quarter ended September 30..................................  47.34   40.00   47.12
Quarter ended December 31...................................  47.00   37.38   39.17
2002
Quarter ended March 31......................................  40.17   34.49   37.44
Quarter ended June 30.......................................  40.17   29.50   30.50
Quarter ended September 30..................................  31.70   20.10   20.10
Quarter ended December 31...................................  28.73   20.18   27.11
2003
Quarter ended March 31......................................  31.19   19.34   20.06
Quarter ended June 30.......................................  26.53   19.98   25.55
Quarter ending September 30 (through July 25, 2003).........  26.60   23.13   23.54
Closing price on July 25, 2003..............................                  23.54

                             SEARS, ROEBUCK AND CO.

     According to publicly available documents, Sears, Roebuck and Co. ("Sears") is a multi-line retailer that offers a wide array of merchandise and related services. Sears' common stock is traded on the New York Stock Exchange under the symbol "S". Information filed by Sears with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00416.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  41.05   33.68   35.27
Quarter ended June 30.......................................  42.31   33.07   42.31
Quarter ended September 30..................................  47.30   31.05   34.64
Quarter ended December 31...................................  48.27   35.20   47.64
2002
Quarter ended March 31......................................  54.10   47.50   51.27
Quarter ended June 30.......................................  59.05   47.50   54.30
Quarter ended September 30..................................  52.57   39.00   39.00
Quarter ended December 31...................................  40.17   21.00   23.95
2003
Quarter ended March 31......................................  28.54   18.50   24.15
Quarter ended June 30.......................................  34.80   24.31   33.64
Quarter ending September 30 (through July 25, 2003).........  40.80   32.91   40.80
Closing price on July 25, 2003..............................                  40.80

                            THE DOW CHEMICAL COMPANY

     According to publicly available documents, The Dow Chemical Company ("Dow") is engaged in the manufacture and sale of chemicals, plastic materials, agricultural and other specialized products and services. Dow's common stock is traded on the New York Stock Exchange under the symbol "DOW". Information filed by Dow with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03433.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  36.81   29.45   31.57
Quarter ended June 30.......................................  39.58   31.32   33.25
Quarter ended September 30..................................  36.61   29.58   32.76
Quarter ended December 31...................................  38.29   32.59   33.78
2002
Quarter ended March 31......................................  36.75   25.14   32.72
Quarter ended June 30.......................................  36.75   25.14   34.38
Quarter ended September 30..................................  34.53   26.19   27.31
Quarter ended December 31...................................  31.90   24.50   29.70
2003
Quarter ended March 31......................................  31.15   25.16   27.61
Quarter ended June 30.......................................  32.64   27.79   30.96
Quarter ending September 30 (through July 25, 2003).........  34.35   30.52   34.35
Closing price on July 25, 2003..............................                  34.35

                          VERIZON COMMUNICATIONS INC.

     According to publicly available documents, Verizon Communications Inc. ("Verizon") is one of the world's leading providers of communication services and the largest provider of wireline and wireless communications in the United States. Verizon's common stock is traded on the New York Stock Exchange under the symbol "VZ". Information filed by Verizon with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08606.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  56.19   46.00   49.30
Quarter ended June 30.......................................  56.90   47.60   53.50
Quarter ended September 30..................................  57.16   49.04   54.11
Quarter ended December 31...................................  57.70   47.00   47.46
2002
Quarter ended March 31......................................  50.61   43.40   46.10
Quarter ended June 30.......................................  50.61   38.65   40.15
Quarter ended September 30..................................  38.89   27.43   27.44
Quarter ended December 31...................................  41.88   29.58   38.75
2003
Quarter ended March 31......................................  44.07   32.41   35.35
Quarter ended June 30.......................................  41.21   33.17   39.45
Quarter ending September 30 (through July 25, 2003).........  40.21   34.69   35.04
Closing price on July 25, 2003..............................                  35.04

                                XCEL ENERGY INC.

     According to publicly available documents, Xcel Energy Inc. ("Xcel") is a registered public utility holding company that directly owns six utility subsidiaries that serve electric and natural gas customers in 12 states. Xcel's common stock is traded on the New York Stock Exchange under the symbol "XEL". Information filed by Xcel with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03034.

                                                              HIGH     LOW    CLOSE
                                                              -----   -----   -----
2001
Quarter ended March 31......................................  30.11   24.56   30.11
Quarter ended June 30.......................................  31.64   27.55   28.45
Quarter ended September 30..................................  29.47   25.70   28.15
Quarter ended December 31...................................  29.70   26.15   27.74
2002
Quarter ended March 31......................................  28.34   22.90   25.35
Quarter ended June 30.......................................  28.34   14.72   16.77
Quarter ended September 30..................................  15.97    5.66    9.31
Quarter ended December 31...................................  11.42    7.56   11.00
2003
Quarter ended March 31......................................  12.97   10.59   12.81
Quarter ended June 30.......................................  15.78   12.76   15.04
Quarter ending September 30 (through July 25, 2003).........  15.05   14.03   14.51
Closing price on July 25, 2003..............................                  14.51

-------------------------------------------------------
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     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                   Page
                                                   ----
Summary Information..............................   S-2
Q&A..............................................   S-4
Additional Risk Factors Specific to Your Note....   S-8
Specific Terms of Your Note......................  S-13
Hypothetical Returns on Your Note................  S-25
Use of Proceeds and Hedging......................  S-27
Supplemental Discussion of Federal Income Tax
  Consequences...................................  S-28
Employee Retirement Income Security Act..........  S-30
Supplemental Plan of Distribution................  S-31
Annex A: The Basket..............................  S-32

       Prospectus Supplement dated May 21, 2003
Use of Proceeds..................................   S-2
Description of Notes We May Offer................   S-3
United States Taxation...........................  S-20
Employee Retirement Income Security Act..........  S-20
Supplemental Plan of Distribution................  S-20
Validity of the Notes............................  S-22

                      Prospectus
Available Information............................     2
Prospectus Summary...............................     4
Ratio of Earnings to Fixed Charges...............     8
Description of Debt Securities We May Offer......     9
Description of Warrants We May Offer.............    32
Description of Purchase Contracts We May Offer...    49
Description of Units We May Offer................    54
Description of Preferred Stock We May Offer......    60
Description of Capital Stock.....................    67
Legal Ownership and Book-Entry Issuance..........    73
Considerations Relating to Securities Issued in
  Bearer Form....................................    79
Considerations Relating to Indexed Securities....    83
Considerations Relating to Securities Denominated
  or Payable in or Linked to a Non-U.S. Dollar
  Currency.......................................    86
United States Taxation...........................    89
Plan of Distribution.............................   109
Employee Retirement Income Security Act..........   111
Validity of the Securities.......................   112
Experts..........................................   112
Cautionary Statement Pursuant to the Private
  Securities Litigation Reform Act of 1995.......   113

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                                $19,735,707.635
                               THE GOLDMAN SACHS
                                  GROUP, INC.
                          Basket-Linked Notes due 2004
                     (Linked to a Basket of Thirty Stocks)
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                              [GOLDMAN SACHS LOGO]

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                              GOLDMAN, SACHS & CO.
                                  ADVEST, INC.
                           U.S. BANCORP PIPER JAFFRAY
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